EXPENSE LIMITATION AGREEMENT

This Agreement, made as of this 14th day of August, 2007, between Munder Series Trust (“MST”), on behalf of the series of MST listed on the attached Exhibit A (“Funds”), and Munder Capital Management (“MCM”).

WHEREAS, MCM and MST, on behalf of each Fund, have entered into a Combined Investment Advisory Agreement dated as of December 29, as amended, and a Combined Administration Agreement dated as of October 30, 2003, as amended (collectively, the “Service Agreements”), pursuant to which MCM provides certain advisory and administrative services to each Fund for compensation; and

WHEREAS, MCM desires to pay certain expenses of the Funds and/or waives fees payable under the Service Agreements in order to reduce the ordinary annual fund operating expenses borne by shareholders of each class of shares of the Funds.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between MST and MCM as follows:

1. For the period commencing as of the date of this Agreement through October 31, 2008, MCM hereby agrees to pay Fund expenses and/or waive Service Agreement fees in amounts sufficient to maintain the Expense Limit (as defined below) specified for each class of shares of each Fund listed on Schedule A.

2. For purposes of this Agreement, the “Expense Limit” with respect to any class of any Fund shall be expressed as a ratio of ordinary annual class operating expenses to average net assets of the class (“Operating Expense Ratio”), it being understood that ordinary annual class operating expenses shall exclude taxes, interest, litigation, dividends and interest expense on securities sold short, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and “Acquired Fund Fees and Expenses” (as that term is used in Form N-1A and interpreted by the Securities and Exchange Commission).

3. During the term of this Agreement, MCM shall not have the right to increase any Expense Limit set forth in Schedule A for any class of any Fund, but it shall have the right, in its discretion, to reduce the Expense Limit set forth in Schedule A for any class of any Fund, provided that MCM furnishes written notice of the new Expense Limit and its effective date to the Board of Trustees within three (3) business days of the reduction in the Expense Limit. MCM hereby acknowledges and agrees that any such reduced Expense Limit shall remain in effect for the remaining term of the Agreement or such other period at the Board and MCM find appropriate.

4. MCM understands and intends that each of the Funds will rely on this Agreement in preparing and filing its registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating the net asset value of each of its classes of shares and for other purposes, and expressly permits each Fund to do so.

5. This Agreement and the attached Schedule A set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, among the parties, including without limitation the Fee Waiver and Expense Reimbursement Agreement dated July 1, 2005, as amended relating to the Small-Mid Cap Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:		By:
	Melanie Mayo West		Stephen J. Shenkenberg
	Assistant Secretary		Managing Director

Dated: August 14, 2007

Schedule A

Expense Limits

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity		Small-Mid Cap Fund
Class A	1.61%	Class A	1.45%
Class C	2.36%	Class B	2.20%
Class K	1.61%	Class C	2.20%
Class R	1.86%	Class K	1.45%
Class Y	1.36%	Class R	1.70%
Class I	1.10%	Class Y	1.20%

International Small-Mid Cap Fund		Small-Mid Cap 130/30 Fund
Class A	1.71%	Class A	1.96%
Class C	2.46%	Class C	2.71%
Class K	1.71%	Class K	1.96%
Class R	1.96%	Class R	2.21%
Class Y	1.46%	Class Y	1.71%
Class I	1.20%	Class I	1.45%

Mid-Cap Value Fund
Class A	1.45%
Class C	2.20%
Class K	1.45%
Class R	1.70%
Class Y	1.20%

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:		By:
	Melanie Mayo West		Stephen J. Shenkenberg
	Assistant Secretary		Managing Director